                                                                  EXHIBIT 12.01



COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                          THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                         MARCH 31,
                                            ----------------------------------------------------------    ------------------
                                             1997        1998           1999        2000        2001       2001        2002
                                            ------      ------         ------     --------     -------    ------      ------
Earnings:
     Income (loss) Before Taxes             24,919      23,210         (5,736)    (149,520)    (42,724)   (7,715)     (5,328)
     Adjust - Minority Interest                 43         126           (722)      (7,582)         --        --          --
                                            ------      ------         ------     --------     -------    ------      ------
PRE-TAX INCOME (LOSS) ADJUSTED
  FOR MINORITY INTEREST                     24,962      23,336         (6,458)    (157,102)    (42,724)   (7,715)     (5,328)
                                            ======      ======         ======     ========     =======    ======      ======

Fixed Charges:
     Interest Expense                           81       4,460          5,747        4,231       3,167       144       2,187
     Rent Expense ( x 33.33%)                  898       1,230          2,057        3,025       2,410       586         638
                                            ------      ------         ------     --------     -------    ------      ------
TOTAL FIXED CHARGES                            979       5,690          7,804        7,256       5,577       730       2,825
                                            ======      ======         ======     ========     =======    ======      ======

PRE-TAX INCOME (LOSS) ADJUSTED
     FOR MINORITY INTEREST
     PLUS TOTAL FIXED CHARGES               25,941      29,026          1,346     (149,846)    (37,147)   (6,985)     (2,503)
                                            ======      ======         ======     ========     =======    ======      ======

Ratio of Earnings to Fixed Charges (1)       26.50        5.10            (A)          (B)         (C)       (D)         (E)
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(1)     The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes and adjustment for minority interest in consolidated subsidiaries plus fixed charges) by fixed charges (interest expense plus portion of rental expense that represents interest).

(A)     Earnings were inadequate to cover fixed charges by $6,458.

(B)     Earnings were inadequate to cover fixed charges by $157,102.

(C)     Earnings were inadequate to cover fixed charges by $42,724.

(D)     Earnings were inadequate to cover fixed charges by $7,715.

(E)     Earnings were inadequate to cover fixed charges by $5,328.